Exhibit 10.1

2012-2013 FISCAL YEAR PROFESSIONAL/CONSULTANT STOCK COMPENSATION PLAN

1.  Purpose. The purpose of this Plan is to provide compensation in the form of common stock of the Corporation to eligible consultants that have previously rendered services or that will render services during the term of this 2012-2013 Fiscal Year Professional/Consultant Stock Compensation Plan (hereinafter referred to as the “Plan”).

2.  Administration.

(a)  This Plan shall be administered by the Board of Directors who may from time to time issue orders or adopt resolutions, not inconsistent with the provisions of this Plan, to interpret the provisions and supervise the administration of this Plan; provided, however, that no grant pursuant to this Plan shall be effective unless approved by a majority of the Corporation’s independent directors.    Subject to the Corporation's Bylaws, all decisions  made by  the  Directors  in  selecting  eligible  consultants (hereinafter referred to as “Consultants”), establishing the number of shares, and construing the provisions of this Plan shall be final, conclusive and binding on all persons including the Corporation, shareholders, employees and Consultants.

(b)  The Board of Directors may from time to time appoint a Consultants Plan Committee, consisting solely of independent directors, none of whom shall be eligible to participate in the Plan while members of the Committee. The Board of Directors may delegate to such Committee power to select the particular Consultants that are to receive shares, and to determine the number of shares to be allocated to each such Consultant.

(c) If the SEC rules and or regulations relating to the issuance of common stock under a Form S-8 should change during the terms of this Plan, the Board of Directors shall have the power to alter this Plan to conform to such changes.

3.  Eligibility.  Shares shall be granted only to Professionals and Consultants that are within that class for which Form S-8 is applicable.

4.  Shares Subject to the Plan.  The total number of shares of common stock to be subject to this Plan is 15,000,000.  The shares subject to the Plan will be registered with the SEC on a Form S-8 Registration Statement.  The number of shares subject to the Plan may be increased by the approval of the board of directors, provided, that such approval includes the approval of a majority of the independent directors.

5.  Death of Consultant.  If a Consultant dies while he is a Consultant of the Corporation or of any subsidiary, or within 90 days after such termination, the shares, to the extent that the Consultant was to be issued shares under the plan, may be issued to his personal representative or the person or persons to whom his rights under the Plan shall pass by his will or by the applicable law or descent and distribution.

6.  Termination of Consultant.  If a Consultant shall cease to be retained by the Corporation for any reason (including retirement and disability) other than death after he shall have continuously been so retained for his specified term and the shares are to be issued for future services, the Consultant shall be entitled to received his pro-rata number of shares for his services already rendered; provided, that if the shares shall have been issued for services previously rendered or rendered prior to the date of termination, the Consultant shall have the absolute right to the shares.

7.  Termination of the Plan.  This Plan shall terminate upon the issuance of all shares available under the Plan or otherwise terminated by the Board of Directors.

8.  Effective Date of the Plan.  This Plan shall become effective upon its adoption by the Board of Directors.